Exhibit 10.1
EQUITY COMMITMENT LETTER

CPIF II-9 Limited
PO Box 500, Suite 210, 2nd Floor, Windward III, Regatta Office Park
Grand Cayman, Cayman Islands, KY1-1106

November 9, 2026

To: Senti Biosciences Holdings, Inc.
2 Corporate Drive, First Floor
South San Francisco, CA 94080

Ladies and Gentlemen:

This letter agreement sets forth the commitment of CPIF II-9 Limited (“Investor”) to Senti Biosciences Holdings, Inc. (“Company”) subject to the conditions set forth below.

1. Commitment. Subject to the terms and conditions set forth herein, Investor hereby commits to purchase, or to cause one or more of its affiliates to purchase, newly issued shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for an aggregate purchase price up to $4,550,000.00 (the “Commitment” such amount, the “Commitment Amount”), at a per share price equal to the “Minimum Price” as defined in Nasdaq Listing Rule 5635(d) (the “Per Share Price”). The Commitment shall be, at the option of the Company, funded and settled quarterly on or prior to the last day of each fiscal quarter of the Company (each such date, a “Settlement Date”) as follows:

Settlement Date	Commitment Amount
December 31, 2026	$1,800,000.00
March 31, 2027	$1,350,000.00
June 30, 2027	$500,000.00
September 30, 2027	$500,000.00
December 31, 2027	$400,000.00
Total:	$4,550,000.00

The number of shares to be purchased on each Settlement Date shall equal the Commitment Amount settled as of such Settlement Date divided by the Per Share Price (rounded down to the nearest whole share). If and to the extent the Company elects to exercise the Commitment on each Settlement Date, the obligation of the Investor on each Settlement Date may be satisfied by Investor directly or through one or more of its affiliates; provided that no such satisfaction by an affiliate shall relieve Investor of its obligations hereunder to the extent not so satisfied (and any amount actually funded by such affiliate shall only reduce Investor’s remaining liability hereunder). Notwithstanding anything to the contrary herein, in no event shall the aggregate liability of Investor and its affiliates under or in connection with this letter agreement exceed (i)

in the aggregate, the Commitment Amount or (ii) on any Settlement Date, the Commitment Amount for such Settlement Date in the table above.

2. Conditions. Investor’s obligation to satisfy the Commitment on each Settlement Date shall be subject solely to: (a) the Company’s continued listing on The Nasdaq Capital Market, (b) the continued employment of Timothy Lu and Jay Cross as CEO and CFO, respectively, of the Company, (c) to the extent required by the rules of The Nasdaq Capital Market, receipt of approval of the Company’s stockholders and (d) the execution and delivery of the Registration Rights Agreement (as defined in Section 10 below). Notwithstanding the forgoing, the Company may, at its option, waive Investor’s obligation with respect to any Settlement Date, in whole or in part, to the extent the Company has secured alternative financing or otherwise.

3. Representations and Warranties. Investor hereby represents and warrants (and makes no other representations and warranties, express or implied) that:

a. It is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation.

b. The execution, delivery of and performance under this letter agreement by it is within its organizational or corporate powers and has been duly authorized by all necessary organizational, general partner, manager or corporate action, as applicable.

c. This letter agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the Company, constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable law relating to or affecting creditors’ rights generally by general principles of equity.

d. The execution and delivery of and performance under, this letter agreement by it do not and will not (i) violate its organizational documents, (ii) violate any provision of applicable Law or (iii) conflict with any material agreement binding upon it, except in the case of (ii) and (iii) as would not reasonably be expected to, individually or in the aggregate, materially affect its ability to enter into this letter agreement or perform its obligations hereunder.

e. All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter by Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this letter agreement except as would not reasonably be expected to, individually or in the aggregate, materially affect Investor’s ability to enter into this letter agreement or perform its obligations hereunder.

f. From the date hereof until the termination of this letter agreement in accordance with Section 11 below, Investor has, and until such time will maintain, uncalled capital commitments or cash funds on hand in an amount not less than the Commitment Amount.

4. Enforceability. This letter agreement may only be enforced by the Company and Investor. No creditors of the Company or Investor shall have any right to enforce this letter agreement. The Company shall be entitled to specific performance of the terms hereof, including an order compelling Investor to fund the Commitment Amount, in addition to any other remedy available at law or in equity, and Investor waives any requirement for the securing or posting of a bond in connection therewith.

5. No Modification; Entire Agreement. This letter agreement may not be amended, terminated, waived or otherwise modified without the prior written consent of the Company and Investor. This letter agreement constitutes the sole agreement, and supersedes all prior agreements, representations, warranties, understandings and statements, written or oral, between the Company and Investor with respect to the transactions contemplated hereby. No assignment of any rights or obligations hereunder shall be permitted without the prior written consent of the other party; provided, however, that Investor may assign its obligations hereunder to an affiliate of Investor, provided that such assignment shall not relieve Investor of its obligations hereunder. No waiver by any party of any breach or violation of, or default under, this letter agreement, will be deemed to extend to any prior or subsequent breach, violation or default hereunder.

6. Governing Law; Jurisdiction; Venue. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, the other state or federal courts located in Delaware) in any action arising out of this letter agreement, waives any objection to such forum, and consents to service of process by registered or certified mail to the address set forth herein.

7. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

8. Counterparts. This letter agreement may be executed in multiple counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

9. Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon the Company and Investor. Nothing in this letter agreement, express or implied, is intended to confer upon any Person other than the Company and Investor any rights or remedies under, or by reason of, this letter agreement.

10. Registration Rights. At or prior to the funding of the Commitment Amount on any Settlement Date, the Company and Investor (or its applicable affiliate) shall enter into a registration rights agreement, in form and substance reasonably acceptable to each of the Company and Investor, providing Investor (or its applicable affiliate) with customary demand and piggyback registration rights with respect to the Common Stock purchased hereunder (the “Registration Rights Agreement”). The obligation of Investor to fund the Commitment Amount shall be conditioned upon the execution and delivery of the Registration Rights Agreement.

11. Termination. This letter agreement, and the obligation of Investor to fund the Commitment Amount to the Company, will terminate automatically and immediately upon the earliest to occur of: (a) the funding in full of the Commitment Amount or (b) the mutual written agreement of Investor and the Company.

12. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, the Company acknowledges and agrees that no Person other than Investor has obligations hereunder and that no recourse shall be had against, and no personal liability shall attach to, Investor’s direct or indirect equityholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, controlling person, trustee, assignees or other related Persons (collectively, the “Non-Recourse Parties”) in connection with this letter agreement.

13. Indemnification. The Company agrees to indemnify and to hold harmless Investor and each of its affiliates (collectively, the “Indemnified Persons”) from and against any and all third-party actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against the Indemnified Persons as a result of or arising out of any breach by the Company of its representations, warranties, covenants or obligations under this letter agreement or otherwise arising out of the transactions contemplated by this letter agreement; provided, however, that the foregoing will not apply to any losses of an Indemnified Person to the extent found by a final decision of a court of competent jurisdiction to have resulted from (i) the gross negligence, willful misconduct or fraud of such Indemnified Person, or (ii) any breach by Investor of its representations, warranties, covenants or obligations under this letter agreement. The Company further agrees to pay or reimburse to any Indemnified Person upon demand reasonable and documented out-of-pocket legal or other third-party expenses incurred by the Indemnified Person in connection with investigating, defending, or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation). Notwithstanding anything to the contrary herein, in no event shall the Company be liable under this Section 13 for any lost profits, lost revenues, loss of business opportunity or diminution in value. The provisions of this Section 13 are independent of all other obligations of the Company hereunder and shall survive termination or expiration of the commitment embodied in this letter agreement.

14. Expenses. Except as provided in Section 13, each party shall be responsible for its own costs and expenses, including attorneys' fees, incurred in connection with this letter agreement and the transactions contemplated hereby.

* * * * *
(signature page follows)

Sincerely,

CPIF II-9 LIMITED
By:	/s/ John Cullinane
	Name:	John Cullinane
	Its:	Authorized signatory

Agreed to and accepted:

Senti Biosciences Holdings, Inc.
By:	/s/ Timothy Lu
	Name:	Timothy Lu
	Its:	Chief Executive Officer